Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace, Chairman, President and CEO
May 4, 2005

Thank you Chas, and good morning everyone.

I’m pleased with our progress. We had a solid first quarter and we’re beginning to see benefits from the initiatives we put into place during the past few years. Our performance should continue to improve throughout the year. Our primary concerns from a performance point of view continue to be rising steel costs and on-time material deliveries. However, the processes we put into place last year, along with the changing market conditions, kept these issues in check during the first quarter.

Our European railcar business did not have a good first quarter. Demand for railcars in remains low. Our backlog of orders in Europe decreased from approximately 1,270 units at the end of the year to approximately 1,100 units at the end of the first quarter. We shipped 450 units during the first quarter versus 560 units for the fourth quarter. Our first quarter revenues were approximately $35 million and we lost $5.7 million at the operating profit level. During the second quarter, we expect revenues in Europe in the same area as the lst quarter and a loss of between $3 million and $4 million. In the third quarter, we expect a smaller loss to between $1 million and $2 million. As it looks now, we expect a small loss to break even in the 4th quarter. We recently took steps to reduce our costs in Europe. We just completed a two-week shutdown of our Romania plant and we recently laid off approximately 300 employees. We are still reviewing our strategic options for this business. I hope we have more positive information to report about our European operations during our third quarter conference call.

I’m pleased that our North American railcar businesses have turned the corner from a profitability point of view. Our shipments are consistent and we are seeing the benefits of our strategy of selling long production runs.

During the first quarter, our North American railcar shipments increased slightly over the fourth quarter to approximately 5,300 units. As you can see from our financial statement, the rail group made $8.8 million in profit after the $5.7 million charge for Europe. A portion of our profit improvement is due to operating efficiencies tied to a more stable production level. Our employee training costs have been high during the past few years as we ramped up our production. Fortunately, most of our learning curve costs are behind us.

Demand for railcars in North America during the first quarter remained strong. The majority of our existing railcar production lines are booked through the end of the year. Our shipments have increased 10 out of the last 12 quarters at double-digit growth rates.

During the balance of this year, we are transitioning into a period of moderate growth. We expect to ship between 5,200 and 5,900 units per quarter. We expect our annual shipments to be between 21,000 and 23,000 railcars this year. We have completed nearly 80% of the multi-phased expansion program I outlined several years ago.

Our short term objective for our North American rail business has been to control the acceleration of production based upon market demand, the ability of our supply chain to provide basic materials and our ability to efficiently train our workforce. We expect to maintain our production level until the opening of our new facility in Mexico in the spring of 2006. During the interim, we’re concentrating on improving productivity and performance.

From a sales point of view, we continue to focus on selling and leasing railcars that extend our existing production lines without requiring changeovers. This is in lieu of setting specific market share goals. Short term, we are planning to extract as much efficiency as we can out of our existing production lines. We have planned some productivity improvements that will impact the type of orders we pursue. Our market share figures will continue to fluctuate until we have completed these initiatives.

During the first quarter, we missed some coal car orders. This occurred because our line was full and we chose not to expand our production capacity until we improve our productivity. This year, we have scheduled some significant productivity improvements to our coal car production line. We plan to make these modifications during the fall when we are in the middle of a long, consistent production order and our tooling arrives. We view the coal car business as a strategic market and expect consistent long term demand. During the late 2005 and early 2006, we will prove out our new production methods. We may elect to increase our capacity by installing another production line.

We are approaching the intermodal railcar market with a similar game plan. During 2003, we re-started our intermodal production line. In the third quarter of 2004, we sold a large order of railcars to one customer and trained additional workers to increase our production run rate. We recently received a duplicate order from the same customer which will extend our production for this type of equipment into 2006. We will use this long production run to perfect our productivity and enhance our overall competitiveness in this type of car. By concentrating on early stage growth and then transitioning to productivity improvements, we will be highly competitive when we shift to market share growth.

As for the company as a whole, I am excited about our barge litigation and the barge market, the strength of the construction market as well as the overall performance of our leasing company. I’m very optimistic about the improvements we are making this year.

At this point I’ll turn it over to Steve Menzies for his comments.